Exhibit 99.1

Investor/Media Contacts

James A. Dowd, President, CEO

Justin K. Bigham, Executive Vice President, CFO

Telephone: (315) 343-0057

Pathfinder Bancorp, Inc. Announces Financial Results for
Fourth Quarter and Full Year 2025

Pathfinder enters 2026 with improved earnings outlook following a proactive comprehensive commercial loan review and corresponding risk-based reserve build

OSWEGO, N.Y., January 29, 2026 (GLOBE NEWSWIRE) -- Pathfinder Bancorp, Inc. (“Pathfinder” or the “Company”) (NASDAQ: PBHC) announced its financial results for the fourth quarter and full year ended December 31, 2025.

The holding company for Pathfinder Bank (“the Bank”) reported a net loss attributable to common shareholders of $7.0 million, or $1.11 per diluted share, in the fourth quarter of 2025, and $3.4 million, or $0.54 per diluted share for full year 2025, reflecting an $11.2 million credit loss provision expense taken to build reserves following completion of a previously announced comprehensive review of the Bank’s commercial loan portfolio. Net income attributable to common shareholders was $626,000, or $0.10 per diluted share, in the third quarter of 2025, $3.9 million or $0.63 per diluted share in the fourth quarter of 2024, and $3.4 million, or $0.54 per diluted share for full year 2024.

Fourth Quarter and Full Year 2025 Highlights and Key Developments

•
The net loss resulted primarily from an $11.2 million credit loss provision expense in the quarter, reflecting a $10.8 million increase in the Company’s allowance for credit losses (“ACL”) to $29.4 million, or 3.28% of loans, at December 31, 2025. The risk-based reserve build reflects the Company’s forward-looking assessment of loans with unique risk characteristics identified through the comprehensive review of all commercial relationships with exposures of $500,000 or more, representing approximately 90% of the commercial portfolio, which was announced in October and completed in December 2025.
•
The Company transferred $6.3 million in substandard loans associated with one local commercial relationship to held-for-sale status and recorded a pre-tax loss of $398,000, as a fourth quarter 2025 lower of cost or market adjustment (“LOCOM HFS adjustment”), based on active sale negotiations. Nonperforming loans totaled $27.6 million at December 31, 2025, compared to $23.3 million on September 30, 2025 and $22.1 million on December 31, 2024.
•
Loans totaled $896.7 million at December 31, 2025, following the movement of $6.3 million in substandard loans to held-for-sale status, compared to $898.5 million on September 30, 2025 and $919.0 million on December 31, 2024. Commercial loans were $543.7 million or 60.6% of total loans at December 31, 2025, following the reclassification of loans to held-for-sale, compared to $543.7 million on September 30, 2025 and $539.7 million on December 31, 2024.
•
Deposits totaled $1.18 billion at December 31, 2025, down from $1.23 billion on September 30, 2025 and $1.20 billion on December 31, 2024, primarily due to runoff of the Bank’s higher-cost brokered, and other time deposits. As a percentage of total deposits, core deposits expanded to 79.78% at December 31, 2025, compared to 78.37% on September 30, 2025 and 76.86% on December 31, 2024.
•
Net interest income was $10.5 million and net interest margin (“NIM”) was 3.09% in the fourth quarter of 2025. For the linked quarter, net interest income was $11.6 million and NIM was 3.34%, including loan and investment prepayment penalties contributing a combined $260,000 to net interest income and 7 basis points to NIM. In the year-ago period, net interest income was $10.4 million and NIM was 3.02%. For the full year 2025, net interest income was $44.3 million and NIM was 3.21% compared to net interest income of $41.0 million and NIM of 2.98% in 2024.
•
Noninterest income was $1.3 million for the fourth quarter 2025, including the LOCOM HFS adjustment’s $398,000 impact. Noninterest income was $1.5 million in the linked quarter and $4.9 million in the year-ago quarter including a $3.2 million gain from the insurance agency sold in October 2024.
•
Noninterest expense of $9.2 million represented 2.51% of average assets on an annualized basis, for the fourth quarter of 2025 compared to $8.9 million or 2.40% of average assets in the linked quarter and $8.5 million or 2.33% of average assets in the year-ago quarter. For full-year 2025 and 2024, noninterest expense represented 2.36% and 2.37% of average assets, respectively.
•
The efficiency ratio was 74.96% for the fourth quarter 2025, compared to 68.78% in the linked quarter and 72.25% in the year-ago quarter. For full-year 2025 and 2024, the efficiency ratio was 69.12% and 72.82%, respectively(1).
•
Pre-tax, pre-provision (“PTPP”) net income was $3.1 million for the fourth quarter 2025, compared to $4.1 million in the linked quarter and $3.3 million in the year-ago quarter(1).
•
Quarterly cash dividends payable to common stockholders of $0.10 per share were declared on December 22, 2025 and payable on February 6, 2026.

“We believe the legacy commercial credit quality issues that have previously contributed to elevated earnings volatility have been substantially addressed following the completion of our comprehensive portfolio review,” President and Chief Executive Officer James Dowd said.

“Our fourth quarter and full-year results reflect a meaningful, risk-based reserve build based on the Company’s forward-looking assessment of expected credit losses, following completion of the comprehensive loan portfolio review announced in October,” Dowd added. “This action is aligned with the more rigorous approach to managing credit risk that our current management team began implementing over a year ago, including enhanced portfolio monitoring, strengthened policy standards, more stringent underwriting criteria, and an increased focus on new commercial originations that emphasize profitable, full-service banking relationships with high-quality small- and mid-sized businesses, complementing our healthy local retail lending operations.

[1] See “Notes on Non-GAAP Financial Measures” on page 9.

We believe these actions position the Company to generate more consistent earnings during 2026, with reduced incremental reserve pressure, and support growth of the Company’s capital ratios in 2026. These actions also enhance our flexibility to prudently evaluate capital allocation alternatives over time and to deploy the Bank’s ample funding to support Central New York businesses and consumers, ultimately supporting the long-term creation of shareholder value.”

Portfolio Review, Reserve Build, and Credit Culture

Over a year ago, Pathfinder began taking significant steps to enhance its credit risk management processes, including a third quarter 2024 review of nonperforming commercial loans and purchased loan pools. In the third quarter of 2025, the Company recorded an increase in the ACL by 16.7% in conjunction with its decision to initiate a comprehensive review of every performing and nonperforming loan associated with all 198 commercial relationships having exposures of $500,000 or more, representing approximately 90% of the commercial loan portfolio. Upon completion of the comprehensive portfolio review in December 2025, the Company identified 47 legacy commercial relationships, with unique risk characteristics and an average principal balance of $1.9 million. Based on management’s forward-looking assessment of collateral dependent loans with unique risk characteristics and the expected credit losses associated with these relationships, the Company recorded an additional $11.4 million in provision for loans in the fourth quarter of 2025, increasing the ACL to $29.4 million, or 3.28% of total loans, as of December 31, 2025.

Now, with measures taken in the fourth quarter of 2025 to substantially address legacy commercial credit issues, management is confident that it has the team, policies, procedures and culture in place to strengthen its commercial credit quality while maintaining the historic health of its consumer and residential loan portfolio.

“Pathfinder has embraced an important cultural shift through the implementation of systemic changes to improve credit risk management,” explained Senior Vice President and Chief Credit Officer Joseph Serbun. “These changes include a team-based approach to dynamic and proactive monitoring of commercial loans and relationships, adherence to rigorous policy standards with limited exceptions, more stringent underwriting criteria, and enhanced structural processes designed to support stronger decision-making at origination and improve the lifetime performance of loans. In addition, we have dedicated personnel and resources focused exclusively on the loan workout process, enabling more focused and productive resolutions of problem credits, including the legacy relationships identified in our recently completed portfolio review.”

Net Interest Income and Net Interest Margin

Fourth quarter 2025 net interest income was $10.5 million, a decrease of $1.1 million, or 9.4%, from the third quarter of 2025. A decrease in interest and dividend income of $1.4 million in the fourth quarter of 2025 from the linked quarter was primarily attributed to greater interest and dividend income in the third quarter 2025 that benefited from $260,000 in loan and securities prepayment penalties in the linked quarter, as well as what the Company views as a temporary reduction of securities balances in the fourth quarter of 2025 and an average yield decrease of 30 basis points on all interest-earning assets. A 35 basis point decrease in average loan yields comparing the fourth quarter of 2025 to the linked quarter reflected an elevated third quarter 2025 average loan yield that benefited by 9 basis points from loan prepayment penalty income. A 20 basis point decrease in taxable securities average yield when comparing the fourth quarter of 2025 to the linked quarter reflected an elevated third quarter 2025 average yield that benefited by 5 basis points from investment prepayment penalty income. In addition, average balances of loans, taxable securities and tax-exempt securities declined by $1.8 million, $30.6 million and $194,000, respectively when comparing the fourth quarter of 2025 to the linked quarter. Decreases in income from loan interest, taxable securities, and tax-exempt securities of $816,000, $626,000, and $70,000, respectively, were partially offset by increases in income from dividends and federal funds sold of $39,000 and $31,000, respectively when comparing the fourth quarter of 2025 to the linked quarter. A decrease in interest expense in the fourth quarter of 2025 from the third quarter of 2025 of $352,000 was attributed to a 3 basis point decline in the average cost of total interest-bearing liabilities, including reductions of 3 basis points in the average cost of interest-bearing deposits reflecting lower average brokered and other time deposits outstanding, as well as a 3 basis point decrease in the average cost of borrowings and lower average borrowings outstanding.

NIM was 3.09% in the fourth quarter of 2025, compared to 3.34% in the third quarter of 2025. The decrease of 25 basis points reflected an elevated third quarter 2025 NIM that benefited by 7 basis points from loan and investment prepayment penalties, as well as lower average interest-bearing deposit costs in the fourth quarter of 2025 and what the Company views as a temporary reduction of investment securities balances.

Fourth quarter 2025 net interest income was $10.5 million, an increase of $133,000, or 1.3%, from the year-ago period. A decrease in interest and dividend income of $1.2 million was attributed to what management views as a temporary reduction of securities balances, as well as declines in the average yields on total interest-earning assets, loans, taxable investment securities, tax exempt investment securities, and fed funds sold and interest-earning deposits of 31 basis points, 13 basis points, 56 basis points, 54 basis points, and 316 basis points, respectively. Average loan balances also declined by $15.9 million from the year-ago period, with a corresponding decrease in loan interest income of $540,000. A decrease in interest expense of $1.4 million was primarily attributed to a 47 basis point decline in the average cost of total interest-bearing liabilities, including reductions of 44 basis points in the average cost of interest bearing deposits reflecting lower average brokered deposits outstanding, as well as 115 basis points decline in the average cost of borrowings and lower average borrowings outstanding.

NIM was 3.09% in the fourth quarter of 2025, compared to 3.02% in the fourth quarter of 2024. NIM expansion in 2025 over the year-ago period was attributed to deliberate loan and deposit pricing adjustments, core deposit growth, and reduced borrowings, partially offset by lower earning asset yields.

Noninterest Income

Fourth quarter 2025 noninterest income includes a $398,000 lower of cost or market adjustment (“LOCOM HFS adjustment”) in connection with loans reclassified as held-for-sale. The Company is engaged in active sale negotiations with a potential buyer to sell substandard loans associated with one commercial relationship dating back to 2017.

Fourth quarter 2025 noninterest income also includes a loss on the sale of premises and equipment of $37,000 for the disposal of a rental office property that was not occupied by the Bank and recently sold to a non-profit tenant, as well as a reduction of $115,000 for final settlement costs associated with the insurance agency business sold in October 2024.

Fourth quarter 2025 noninterest income totaled $1.3 million, reflecting the LOCOM HFS adjustment, the loss on premises and equipment, and final settlement costs associated with the 2024 insurance agency sale. Third quarter

2025 noninterest income was $1.5 million. Fourth quarter 2024 noninterest income totaled $4.9 million including $3.2 million in pre-tax gains from the 2024 insurance agency sale.

Compared to the linked quarter, fourth quarter 2025 noninterest income reflected decreases of $105,000 in debit card interchange fees, $56,000 in earnings and gain on BOLI, and $23,000 in service charges on deposit accounts. Compared to the linked quarter, fourth quarter 2025 noninterest income also reflected increases of $522,000 in net unrealized gains on marketable equity securities and $12,000 in gains on sales of loans and foreclosed real estate, a decrease of $9,000 in net realized losses on sales and redemptions of investment securities, and a decrease in loan servicing fees of $38,000.

Compared to the year-ago period, fourth quarter 2025 noninterest income reflected an increase of $61,000 in earnings and gains on BOLI and decreases of $153,000 in debit card interchange fees and $24,000 in service charges on deposit accounts. In addition, fourth quarter 2025 noninterest income, compared to the year-ago period, included increases of $501,000 in net unrealized gains on marketable equity securities and $94,000 in gains on sales of loans and foreclosed real estate, an increase of $252,000 in net realized losses on sales and redemptions of investment securities, and a decrease of $21,000 in loan servicing fees.

Noninterest Expense

Noninterest expense totaled $9.2 million in the fourth quarter of 2025, increasing $213,000 from $8.9 million in the third quarter of 2025 and $606,000 from $8.5 million in the fourth quarter of 2024.

Salaries and benefits were $4.9 million in the fourth quarter of 2025, decreasing $81,000 from the linked quarter and increasing $801,000 from the year-ago period. The decrease from the third quarter of 2025 was attributable to a $36,000 increase in FASB91 payroll deferrals resulting from increased loan originations and lower employee benefit expenses in the fourth quarter of 2025. The increase from the fourth quarter of 2024 was primarily driven by general salary increases and a change in workforce composition in 2025, as the Company strategically added more senior, key personnel across the organization.

Building and occupancy costs were $1.3 million in the fourth quarter of 2025, decreasing $62,000 from the linked quarter and increasing $83,000 from the year-ago quarter. The decrease from the linked quarter reflected modest reductions across all building and occupancy expense categories, while the increase from the year-ago period was primarily attributed to higher periodic maintenance, utility and property tax expenses.

Data processing expense was $698,000 in the fourth quarter of 2025, increasing $57,000 from the linked quarter and decreasing $23,000 from the year-ago period. The increase from the linked quarter reflected higher costs primarily associated with check and ATM processing charges, while the decrease from the year-ago period was driven by lower data processing supplies, ATM processing, and internet banking service expenses.

Other expenses were $798,000 in the fourth quarter of 2025, increasing $196,000 from the linked quarter and $54,000 from the year-ago period. The fourth quarter 2025 increase primarily related to fees on the loans held- for-sale.

Annualized noninterest expense represented 2.51% of average assets in the fourth quarter of 2025, compared to 2.40% and 2.33% in the linked and year-ago periods. The efficiency ratio was 74.96% in the fourth quarter of 2025 compared to 68.78% and 72.25% in the linked and year-ago periods, respectively(2).

Net Income

For the fourth quarter of 2025, net loss attributable to common shareholders was $7.0 million, or $1.12 per basic share and $1.11 per diluted share, compared to net income available to common shareholders of $626,000, or $0.10 per basic and diluted share, in the linked quarter and $3.9 million or $0.63 per basic and diluted share in the year-ago period.

Statement of Financial Condition

As of December 31, 2025, the Company’s statement of financial condition reflects total assets of $1.43 billion, compared to $1.47 billion on each of September 30, 2025 and December 31, 2024.

Loans totaled $896.7 million on December 31, 2025, following the $6.3 million reclassification of substandard loans to held-for-sale, decreasing $1.9 million or 0.2% during the fourth quarter 2025 and $22.3 million or 2.4% from one year prior. Consumer and residential loans totaled $354.3 million on December 31, 2025, decreasing $1.8 million or 0.5% during the fourth quarter 2025 and $26.6 million or 7.0% from one year prior. Commercial loans totaled $543.7 million on December 31, 2025, following the movement of loans to held-for-sale, in line with outstanding balances on September 30, 2025 and decreasing $4.0 million or 0.7% from one year prior.

Investment securities totaled $413.2 million on December 31, 2025, decreasing $29.2 million or 6.6% in the fourth quarter 2025. The decrease from the linked quarter reflects $10.0 million in calls and $19.2 million of maturities and scheduled amortization. Investment securities decreased by $18.9 million, or 4.4%, from December 31, 2024.

With respect to liabilities, deposits totaled $1.18 billion on December 31, 2025, decreasing $41.2 million or 3.4% during the fourth quarter 2025 and $20.7 million or 1.7% from one year prior. The decrease from the linked quarter reflects runoff of the Bank’s higher-cost brokered deposits, and decreases in both MMDA and time deposits. The decrease from the previous year was primarily driven by runoff of the Bank’s higher-cost brokered deposits and lower time deposits, partially offset by higher MMDA deposits.

Shareholders’ equity totaled $121.0 million on December 31, 2025, decreasing $5.4 million or 4.3% in the fourth quarter 2025 and $516,000 or 0.4% from one year prior. The fourth quarter 2025 decrease primarily reflected a $7.7 million decrease in retained earnings, partially offset by a $1.9 million decrease in accumulated other comprehensive loss (“AOCL”) and a $416,000 increase in additional paid in capital.

Asset Quality

The Company’s asset quality metrics reflect ongoing efforts the Bank is undertaking as part of its commitment to continuously improve its credit risk management approach.

[2] See “Notes on Non-GAAP Financial Measures” on page 9.

Nonperforming loans were $27.6 million, or 3.07% of total loans on December 31, 2025, compared to $23.3 million or 2.59% on September 30, 2025, and $22.1 million or 2.40% on December 31, 2024. The increase primarily reflected certain legacy commercial loans moving to nonperforming status, including loans that may have been less than 90 days delinquent but were identified as having unique risk characteristics through the Company’s 2025 portfolio review.

Net charge-offs (“NCOs”) after recoveries declined to $604,000, or an annualized 0.27% of average loans in the fourth quarter of 2025, from $670,000 or 0.30% in the linked quarter and $1.0 million or 0.44% in the year-ago period.

Provision for credit loss expense was $11.2 million in the fourth quarter of 2025, reflecting the $10.8 million increase in the Company’s ACL in the fourth quarter of 2025 in conjunction with December’s completion of the Company’s previously announced portfolio review. The provision was $3.5 million and $988,000 in the linked and year-ago quarters, respectively.

The Company believes it is sufficiently collateralized and reserved, with an ACL of $29.4 million on December 31, 2025, compared to $18.7 million on September 30, 2025 and $17.2 million on December 31, 2024. As a percentage of total loans, ACL represented 3.28% on December 31, 2025, 2.08% on September 30, 2025, and 1.88% on December 31, 2024.

Liquidity

The Company has diligently ensured a strong liquidity profile as of December 31, 2025 to meet its ongoing financial obligations. The Bank’s liquidity management, as evaluated by its cash reserves and operational cash flows from loan repayments and investment securities, remains robust and is effectively managed by the institution’s leadership.

The Bank’s analysis indicates that expected cash inflows from loans and investment securities are more than sufficient to meet all projected financial obligations. Total deposits were $1.18 billion on December 31, 2025, compared to $1.23 billion on September 30, 2025 and $1.20 billion on December 31, 2024. Core deposits represented 79.78% of total deposits on December 31, 2025, compared to 78.37% of total deposits on September 30, 2025 and 76.86% on December 31, 2024. The Bank continues to implement strategic initiatives to enhance its core deposit franchise, including targeted marketing campaigns and customer engagement programs aimed at deepening banking relationships and enhancing deposit stability.

On December 31, 2025, Pathfinder Bancorp had an available additional funding capacity of $157.5 million with the Federal Home Loan Bank of New York and $13.5 million with the Federal Reserve Bank, which complements its liquidity reserves. Moreover, the Bank maintains additional unused credit lines totaling $15.0 million, which provide a buffer for additional funding needs. These facilities, including access to the Federal Reserve’s Discount Window, are part of a comprehensive liquidity strategy that ensures flexibility and readiness to respond to any funding requirements.

Cash Dividend Declared

On December 22, 2025, Pathfinder’s Board of Directors declared a cash dividend of $0.10 per share for holders of both voting common and non-voting common stock.

In addition, this dividend also extends to the notional shares of the Company’s warrants. Shareholders as of January 16, 2026 will be eligible for the dividend, which is scheduled for disbursement on February 6, 2026. This distribution aligns with Pathfinder Bancorp’s philosophy of consistent and reliable delivery of shareholder value.

Evaluating the Company’s market performance, the closing stock price as of December 31, 2025 stood at $14.11 per share. This positions the annualized dividend yield at 2.83%.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. (NASDAQ: PBHC) is the bank holding company for Pathfinder Bank, which serves Central New York customers throughout Oswego, Syracuse, and their neighboring communities. Strategically located branches, as well as diversified consumer, mortgage, and commercial loan portfolios, reflect the state-chartered Bank’s commitment to in-market relationships and local customer service. The Company also offers investment services to individuals and businesses. More information is available at pathfinderbank.com and ir.pathfinderbank.com.

Forward-Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, statements regarding expected earnings normalization, future credit costs, the adequacy of the allowance for credit losses, reduced incremental reserve pressure, potential expansion of regulatory capital ratios, dividend sustainability, liquidity capacity, funding availability, and the Company’s business strategy and outlook for 2026 and beyond.

Forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are based on current beliefs and expectations of the Company’s and the Bank’s management and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Company’s and the Bank’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of numerous factors. Although it is not possible to identify all factors that may cause actual results to differ, such include, but are not limited to: risks related to the real estate and economic environment, particularly in the market areas in which the Company and the Bank operate; fiscal and monetary policies of the U.S. Government; inflation; changes in prevailing interested rates; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; the risk that actual credit losses, borrower performance, collateral values, or loan migration patterns differ from management’s forward-looking estimates or assumptions; fluctuations in the adequacy of the allowance for credit losses; decreases in deposit levels or changes in deposit mix that may necessitate increased borrowing to fund loans and investments; access to wholesale or other funding sources; operational risks including, cybersecurity, fraud, model risk and natural disasters; credit risk management; and the risk that the Company may not be successful in the implementation of its business strategy.

Additional factors that could cause actual results to differ materially are described in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website, www.sec.gov. While the Company believes it has identified and discussed the material risks affecting its business, there may be additional risks and uncertainties not currently known or considered immaterial that could affect the forward-looking statements made herein.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictions of future results. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Notes on Non-GAAP Financial Measures

This release contains certain non-GAAP financial measures, including, but not limited to the efficiency ratio, pre-tax, pre-provision net income, tangible common equity, tangible book value per share, and return on average tangible common equity. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position, or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“GAAP”), or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure.

The Company believes these non-GAAP financial measures provide useful information to investors by assisting in the evaluation of the Company’s operating performance, operating efficiency, financial condition, and trends, and by facilitating comparisons with prior periods and with peer institutions. In particular, management uses these measures to assess expense control relative to revenue generation, underlying profitability excluding certain non-recurring or non-operational items, and capital strength on a basis that it believes is meaningful for internal planning and external analysis.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and should be considered only in conjunction with the Company’s GAAP financial results.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures within this release.

PATHFINDER BANCORP, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2025				2024
SELECTED BALANCE SHEET DATA:	December 31,	September 30,	June 30,	March 31,	December 31,
ASSETS:
Cash and due from banks	$11,521	$19,317	$16,183	$18,606	$13,963
Interest-earning deposits	19,649	21,255	15,292	32,862	17,609
Total cash and cash equivalents	31,170	40,572	31,475	51,468	31,572
Available-for-sale securities, at fair value	276,815	294,457	300,951	284,051	269,331
Held-to-maturity securities, at amortized cost	130,324	142,538	157,892	155,704	158,683
Marketable equity securities, at fair value	6,034	5,352	4,881	4,401	4,076
Federal Home Loan Bank stock, at cost	2,560	3,488	5,278	2,906	4,590
Loans held-for-sale	5,900	-	3,161	-	-
Loans, net of deferred fees	896,670	898,520	909,723	912,150	918,986
Less: Allowance for credit losses	29,436	18,654	15,983	17,407	17,243
Loans receivable, net	867,234	879,866	893,740	894,743	901,743
Premises and equipment, net	18,008	18,760	19,047	19,233	19,009
Operating lease right-of-use assets	1,098	1,124	1,115	1,356	1,391
Finance lease right-of-use assets	15,885	16,082	16,280	16,478	16,676
Accrued interest receivable	6,328	6,498	6,889	6,748	6,881
Foreclosed real estate	137	137	83	-	-
Intangible assets, net	5,362	5,518	5,675	5,832	5,989
Goodwill	5,056	5,056	5,056	5,056	5,056
Bank owned life insurance	31,374	31,145	31,045	24,889	24,727
Other assets	21,867	21,675	22,551	22,472	25,150
Total assets	$1,425,152	$1,472,268	$1,505,119	$1,495,337	$1,474,874

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Interest-bearing deposits	$987,471	$1,028,782	$1,030,155	$1,061,166	$990,805
Noninterest-bearing deposits	196,377	196,299	191,732	203,314	213,719
Total deposits	1,183,848	1,225,081	1,221,887	1,264,480	1,204,524
Short-term borrowings	44,000	38,000	75,500	27,000	61,000
Long-term borrowings	14,074	18,702	20,977	17,628	27,068
Subordinated debt	30,155	30,258	30,206	30,156	30,107
Accrued interest payable	424	1,134	813	844	546
Operating lease liabilities	1,304	1,326	1,313	1,560	1,591
Finance lease liabilities	16,390	16,479	16,566	16,655	16,745
Other liabilities	13,990	14,949	13,444	12,118	11,810
Total liabilities	1,304,185	1,345,929	1,380,706	1,370,441	1,353,391
Shareholders' equity:
Voting common stock shares issued and outstanding	4,805,361	4,794,225	4,788,109	4,761,182	4,745,366
Voting common stock	$48	$48	$48	$48	$47
Non-voting common stock	14	14	14	14	14
Additional paid in capital	54,390	53,974	53,645	53,103	52,750
Retained earnings	71,882	79,560	79,564	80,163	77,816
Accumulated other comprehensive loss	(5,367)	(7,257)	(8,858)	(8,432)	(9,144)
Total Pathfinder Bancorp, Inc. shareholders' equity	120,967	126,339	124,413	124,896	121,483
Total liabilities and shareholders' equity	$1,425,152	$1,472,268	$1,505,119	$1,495,337	$1,474,874

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Years Ended December 31,		2025				2024
SELECTED INCOME STATEMENT DATA:	2025	2024	Q4	Q3	Q2	Q1	Q4
Interest and dividend income:
Loans, including fees	$53,560	$52,705	$12,983	$13,799	$13,106	$13,672	$13,523
Debt securities:
Taxable	20,695	22,319	4,681	5,307	5,522	5,185	5,312
Tax-exempt	1,707	1,920	385	455	465	402	445
Dividends	241	620	83	44	21	93	164
Federal funds sold and interest-earning deposits	450	793	162	131	68	89	82
Total interest and dividend income	76,653	78,357	18,294	19,736	19,182	19,441	19,526
Interest expense:
Interest on deposits	27,988	30,493	6,768	6,957	7,318	6,945	7,823
Interest on short-term borrowings	1,971	4,176	365	566	495	545	700
Interest on long-term borrowings	387	733	123	127	72	65	136
Interest on subordinated debt	1,972	1,966	528	486	483	475	490
Total interest expense	32,318	37,368	7,784	8,136	8,368	8,030	9,149
Net interest income	44,335	40,989	10,510	11,600	10,814	11,411	10,377
Provision for (benefit from) credit losses:
Loans	16,403	11,106	11,385	3,341	1,173	504	988
Held-to-maturity securities	(81)	(95)	(86)	-	5	-	(5)
Unfunded commitments	20	(38)	(105)	153	19	(47)	5
Total provision for credit losses	16,342	10,973	11,194	3,494	1,197	457	988
Net interest income after provision for credit losses	27,993	30,016	(684)	8,106	9,617	10,954	9,389
Noninterest income:
Service charges on deposit accounts	1,539	1,436	381	404	380	374	405
Earnings and gain on bank owned life insurance	834	854	230	286	156	162	169
Loan servicing fees	386	375	75	113	97	101	96
Net realized (losses) gains on sales and redemptions of investment securities	(23)	(71)	(3)	(12)	-	(8)	249
(Loss) gain on asset sale 1 & 2	(115)	3,169	(115)	-	-	-	3,169
Net unrealized gains on marketable equity securities	1,450	197	667	145	420	218	166
Gains on sales of loans and foreclosed real estate	402	187	133	121	83	65	39
Fair value adjustment to loans held-for-sale [3]	(3,462)	-	(398)	-	(3,064)	-	-
Loss on sale of premises and equipment	(37)	(13)	(37)	-	-	-	-
Debit card interchange fees	510	875	112	217	180	1	265
Insurance agency revenue [1]	-	1,073	-	-	-	-	49
Other charges, commissions & fees	1,011	1,479	268	229	230	284	299
Total noninterest (loss) income	2,495	9,561	1,313	1,503	(1,518)	1,197	4,906
Noninterest expense:
Salaries and employee benefits	18,904	17,810	4,924	5,005	4,525	4,450	4,123
Building and occupancy	5,313	4,118	1,337	1,399	1,230	1,347	1,254
Data processing	2,672	2,471	698	641	667	666	721
Professional and other services	2,750	3,686	657	709	778	606	608
Advertising	459	604	155	86	77	141	218
FDIC assessments	604	916	204	171	-	229	231
Audits and exams	475	539	169	132	60	114	123
Amortization expense	627	293	157	156	157	157	27
Insurance agency expense [1]	-	1,281	-	-	-	-	456
Community service activities	70	130	21	10	28	11	19
Foreclosed real estate expenses	106	102	30	26	29	21	20
Other expenses	2,601	2,467	798	602	510	691	744
Total noninterest expense	34,581	34,417	9,150	8,937	8,061	8,433	8,544
(Loss) income before provision for income taxes	(4,093)	5,160	(8,521)	672	38	3,718	5,751
(Benefit) provision for income taxes	(676)	332	(1,473)	46	7	744	492
Net (loss) income attributable to noncontrolling interest and Pathfinder Bancorp, Inc.	(3,417)	4,828	(7,048)	626	31	2,974	5,259
Net income attributable to noncontrolling interest [1]	-	1,445	-	-	-	-	1,352
Net (loss) income attributable to Pathfinder Bancorp Inc.	$(3,417)	$3,383	$(7,048)	$626	$31	$2,974	$3,907
Voting Earnings per common share - basic	$(0.54)	$0.54	$(1.12)	$0.10	$-	$0.48	$0.63
Voting Earnings per common share - diluted [4]	$(0.54)	$0.54	$(1.11)	$0.10	$-	$0.47	$0.63
Series A Non-Voting Earnings per common share- basic	$(0.54)	$0.54	$(1.12)	$0.10	$-	$0.48	$0.63
Series A Non-Voting Earnings per common share- diluted [4]	$(0.54)	$0.54	$(1.11)	$0.10	$-	$0.47	$0.63
Dividends per common share (Voting and Series A Non-Voting)	$0.40	$0.40	$0.10	$0.10	$0.10	$0.10	$0.10

1 Although the Company owned 51% of its membership interest in FitzGibbons Agency, LLC (“Agency”) the Company is required to consolidate 100% of the Agency within the consolidated financial statements. The Company sold its 51% membership interest in the Agency in October 2024.

2 The Q4 2024 $3,169,000 consolidated gain on asset sale equals $1,616,000 associated with the Company’s 51% interest in the Agency plus $1,553,000 associated with the 49% noncontrolling interest. The Q4 2025 $115,000 consolidated loss on asset sale represents final settlement costs related to the sale of the Agency.

3 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to their estimated market value based on active sale negotiations.

4 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Years Ended December 31,		2025				2024
FINANCIAL HIGHLIGHTS:	2025	2024	Q4	Q3	Q2	Q1	Q4
Selected Ratios:
Return on average assets	-0.23%	0.23%	-1.95%	0.17%	0.01%	0.81%	1.07%
Return on average common equity	-2.71%	2.75%	-21.90%	1.98%	0.10%	9.64%	12.85%
Return on average equity	-2.71%	2.75%	-21.90%	1.98%	0.10%	9.64%	12.85%
Return on average tangible common equity [1]	-2.97%	2.91%	-23.66%	2.17%	0.11%	10.52%	14.17%
Net interest margin	3.21%	2.98%	3.09%	3.34%	3.11%	3.31%	3.02%
Loans / deposits	75.74%	76.29%	75.74%	73.34%	74.45%	72.14%	76.29%
Core deposits/deposits [2]	79.78%	76.86%	79.78%	78.37%	78.47%	78.31%	76.86%
Annualized non-interest expense / average assets	2.36%	2.37%	2.51%	2.40%	2.18%	2.33%	2.33%
Commercial real estate / risk-based capital [3]	191.32%	186.73%	191.32%	174.67%	183.34%	182.62%	186.73%
Efficiency ratio [1]	69.12%	72.82%	74.96%	68.78%	65.66%	67.19%	72.25%

Other Selected Data:
Average yield on loans	5.89%	5.83%	5.74%	6.09%	5.75%	5.97%	5.87%
Average cost of interest bearing deposits	2.74%	3.12%	2.68%	2.71%	2.81%	2.76%	3.12%
Average cost of total deposits, including non-interest bearing	2.30%	2.63%	2.24%	2.28%	2.37%	2.29%	2.59%
Deposits/branch	$98,654	$100,377	$98,654	$102,090	$101,824	$105,373	$100,377
Pre-tax, pre-provision net income [1]	$15,447	$12,848	$3,056	$4,057	$4,216	$4,118	$3,282
Total revenue [1]	$50,028	$47,265	$12,206	$12,994	$12,277	$12,551	$11,826

Share and Per Share Data:
Cash dividends per share	$0.40	$0.40	$0.10	$0.10	$0.10	$0.10	$0.10
Book value per common share	$19.56	$19.83	$19.56	$20.46	$20.17	$20.33	$19.83
Tangible book value per common share [1]	$17.87	$18.03	$17.87	$18.75	$18.43	$18.56	$18.03
Basic weighted average shares outstanding - Voting	4,777	4,714	4,799	4,790	4,769	4,749	4,733
Diluted weighted average shares outstanding - Voting	4,831	4,714	4,859	4,842	4,811	4,819	4,733
Basic earnings per share - Voting [4]	$(0.54)	$0.54	$(1.12)	$0.10	$-	$0.48	$0.63
Diluted earnings per share - Voting 4 & 5	$(0.54)	$0.54	$(1.11)	$0.10	$-	$0.47	$0.63
Basic and diluted weighted average shares outstanding - Series A Non-Voting	1,380	1,380	1,380	1,380	1,380	1,380	1,380
Basic earnings per share - Series A Non-Voting [4]	$(0.54)	$0.54	$(1.12)	$0.10	$-	$0.48	$0.63
Diluted earnings per share - Series A Non-Voting 4 & 5	$(0.54)	$0.54	$(1.11)	$0.10	$-	$0.47	$0.63
Common shares outstanding at period end	6,186	6,126	6,186	6,175	6,168	6,141	6,126

Pathfinder Bancorp, Inc. Capital Ratios:
Company tangible common equity to tangible assets [1]	7.81%	7.54%	7.81%	7.92%	7.61%	7.68%	7.54%
Company Total Core Capital (to Risk-Weighted Assets)	15.43%	15.66%	15.43%	15.81%	15.97%	15.89%	15.66%
Company Tier 1 Capital (to Risk-Weighted Assets)	12.15%	12.00%	12.15%	12.17%	12.31%	12.24%	12.00%
Company Tier 1 Common Equity (to Risk-Weighted Assets)	11.64%	11.51%	11.64%	11.68%	11.81%	11.75%	11.51%
Company Tier 1 Capital (to Assets)	8.47%	8.64%	8.47%	8.79%	8.75%	8.82%	8.64%

Pathfinder Bank Capital Ratios:
Bank Total Core Capital (to Risk-Weighted Assets)	14.66%	14.65%	14.66%	14.71%	14.87%	14.86%	14.65%
Bank Tier 1 Capital (to Risk-Weighted Assets)	13.39%	13.40%	13.39%	13.45%	13.62%	13.61%	13.40%
Bank Tier 1 Common Equity (to Risk-Weighted Assets)	13.39%	13.40%	13.39%	13.45%	13.62%	13.61%	13.40%
Bank Tier 1 Capital (to Assets)	9.36%	9.64%	9.36%	9.72%	9.68%	9.80%	9.64%

1 Non-GAAP financial metrics. See non-GAAP reconciliation included herein for the most directly comparable GAAP measures.

2 Non-brokered deposits excluding certificates of deposit of $250,000 or more.

3 Construction and development, multifamily, and non-owner occupied CRE loans as a percentage of Pathfinder Bank total capital.

4 Basic and diluted earnings per share are calculated based upon the two-class method. Weighted average shares outstanding do not include unallocated ESOP shares.

5 Diluted earnings per share for the first quarter of 2025 has been updated to $0.47, from the $0.41 reported previously.

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Years Ended December 31,		2025				2024
ASSET QUALITY:	2025	2024	Q4	Q3	Q2	Q1	Q4
Total loan charge-offs	$5,042	$10,183	$767	$923	$2,844	$508	$1,191
Total recoveries	831	345	163	253	247	168	171
Net loan charge-offs	4,211	9,838	604	670	2,597	340	1,020
Allowance for credit losses at period end	29,436	17,243	29,436	18,654	15,983	17,407	17,243
Nonperforming loans at period end	27,561	22,084	27,561	23,305	11,689	13,232	22,084
Nonperforming assets at period end	$27,698	$22,084	$27,698	$23,442	$11,772	$13,232	$22,084
Annualized net loan charge-offs to average loans	0.46%	1.09%	0.27%	0.30%	1.14%	0.15%	0.44%
Allowance for credit losses to period end loans	3.28%	1.88%	3.28%	2.08%	1.76%	1.91%	1.88%
Allowance for credit losses to nonperforming loans	106.80%	78.08%	106.80%	80.04%	136.74%	131.55%	78.08%
Nonperforming loans to period end loans	3.07%	2.40%	3.07%	2.59%	1.28%	1.45%	2.40%
Nonperforming assets to period end assets	1.94%	1.50%	1.94%	1.59%	0.78%	0.88%	1.50%

	2025				2024
LOAN COMPOSITION:	December 31,	September 30,	June 30,	March 31,	December 31,
1-4 family first-lien residential mortgages	$239,692	$238,975	$240,833	$243,854	$251,373
Residential construction	2,039	1,406	3,520	3,162	4,864
Commercial real estate	380,311	371,683	381,575	381,479	377,619
Commercial lines of credit	75,371	79,021	75,487	65,074	67,602
Other commercial and industrial	81,210	86,687	85,578	91,644	89,800
Paycheck protection program loans	63	74	85	96	113
Tax exempt commercial loans	6,716	6,229	6,349	4,446	4,544
Home equity and junior liens	49,783	50,106	49,339	52,315	51,948
Other consumer	62,825	65,694	68,439	71,681	72,710
Subtotal loans	898,010	899,875	911,205	913,751	920,573
Deferred loan fees	(1,340)	(1,355)	(1,482)	(1,601)	(1,587)
Total loans	$896,670	$898,520	$909,723	$912,150	$918,986

	2025				2024
DEPOSIT COMPOSITION:	December 31,	September 30,	June 30,	March 31,	December 31,
Savings accounts	$122,669	$123,958	$129,252	$129,898	$128,753
Time accounts	314,394	333,211	341,063	349,673	360,716
Time accounts in excess of $250,000	137,529	143,026	144,355	149,922	142,473
Money management accounts	9,540	9,539	9,902	10,774	11,583
MMDA accounts	285,564	298,653	278,919	306,281	239,016
Demand deposit interest-bearing	110,807	115,274	120,083	109,941	101,080
Demand deposit noninterest-bearing	196,377	196,299	191,732	203,314	213,719
Mortgage escrow funds	6,968	5,121	6,581	4,677	7,184
Total deposits	$1,183,848	$1,225,081	$1,221,887	$1,264,480	$1,204,524

The above information is unaudited and preliminary, based on the Company's data available at the time of presentation.

	Years Ended December 31,		2025		2024
SELECTED AVERAGE BALANCES:	2025	2024	Q4	Q3	Q4
Interest-earning assets:
Loans	$909,683	$903,941	$904,977	$906,759	$920,855
Taxable investment securities	420,838	423,475	400,605	431,227	412,048
Tax-exempt investment securities	34,136	30,861	33,786	33,980	34,918
Fed funds sold and interest-earning deposits	14,984	16,379	19,963	16,866	5,115
Total interest-earning assets	1,379,641	1,374,656	1,359,331	1,388,832	1,372,936
Noninterest-earning assets:
Other assets	115,346	102,582	113,409	114,837	112,654
Allowance for credit losses	(17,277)	(16,670)	(18,764)	(15,595)	(17,145)
Net unrealized losses on available-for-sale securities	(9,357)	(9,769)	(6,723)	(9,949)	(8,534)
Total assets	$1,468,353	$1,450,799	$1,447,253	$1,478,125	$1,459,911
Interest-bearing liabilities:
NOW accounts	$115,555	$101,336	$116,184	$120,696	$102,862
Money management accounts	10,233	11,679	9,636	10,105	11,371
MMDA accounts	282,650	227,597	298,510	276,599	257,429
Savings and club accounts	127,414	118,965	122,533	127,696	128,169
Time deposits	485,975	517,352	465,032	490,735	504,008
Subordinated loans	30,179	30,002	30,192	30,225	30,076
Borrowings	64,489	114,471	52,125	73,556	68,391
Total interest-bearing liabilities	1,116,495	1,121,402	1,094,212	1,129,612	1,102,306
Noninterest-bearing liabilities:
Demand deposits	196,353	184,572	194,277	192,982	206,521
Other liabilities	29,589	21,924	30,037	29,320	29,491
Total liabilities	1,342,437	1,327,898	1,318,526	1,351,914	1,338,318
Shareholders' equity	125,916	122,901	128,727	126,211	121,593
Total liabilities & shareholders' equity	$1,468,353	$1,450,799	$1,447,253	$1,478,125	$1,459,911

	Years Ended December 31,		2025		2024
SELECTED AVERAGE YIELDS:	2025	2024	Q4	Q3	Q4
Interest-earning assets:
Loans	5.89%	5.83%	5.74%	6.09%	5.87%
Taxable investment securities	4.97%	5.42%	4.76%	4.96%	5.32%
Tax-exempt investment securities	5.00%	6.22%	4.56%	5.36%	5.10%
Fed funds sold and interest-earning deposits	3.00%	4.84%	3.25%	3.11%	6.41%
Total interest-earning assets	5.56%	5.70%	5.38%	5.68%	5.69%
Interest-bearing liabilities:
NOW accounts	1.10%	1.10%	1.08%	1.02%	1.19%
Money management accounts	0.12%	0.11%	0.17%	0.12%	0.11%
MMDA accounts	3.12%	3.52%	2.99%	3.20%	3.23%
Savings and club accounts	0.25%	0.26%	0.24%	0.26%	0.26%
Time deposits	3.61%	4.07%	3.57%	3.55%	4.25%
Subordinated loans	6.53%	6.55%	7.00%	6.43%	6.52%
Borrowings	3.66%	4.29%	3.74%	3.77%	4.89%
Total interest-bearing liabilities	2.89%	3.33%	2.85%	2.88%	3.32%
Net interest rate spread	2.67%	2.37%	2.53%	2.80%	2.37%
Net interest margin	3.21%	2.98%	3.09%	3.34%	3.02%
Ratio of average interest-earning assets to average interest-bearing liabilities	123.57%	122.58%	124.23%	122.95%	124.55%

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.

	Years Ended December 31,		2025				2024
NON-GAAP RECONCILIATIONS:	2025	2024	Q4	Q3	Q2	Q1	Q4
Tangible book value per common share:
Total equity			$120,967	$126,339	$124,413	$124,896	$121,483
Intangible assets			(10,418)	(10,574)	(10,731)	(10,888)	(11,045)
Tangible common equity (non-GAAP)			110,549	115,765	113,682	114,008	110,438
Common shares outstanding			6,186	6,175	6,168	6,144	6,126
Tangible book value per common share (non-GAAP)			$17.87	$18.75	$18.43	$18.56	$18.03
Tangible common equity to tangible assets:
Tangible common equity (non-GAAP)			$110,549	$115,765	$113,682	$114,008	$110,438
Tangible assets			1,414,734	1,461,694	1,494,388	1,484,449	1,463,829
Tangible common equity to tangible assets ratio (non-GAAP)			7.81%	7.92%	7.61%	7.68%	7.54%
Return on average tangible common equity:
Average shareholders' equity	$125,916	$122,901	$128,727	$126,211	$125,225	$123,438	$121,589
Average intangible assets	10,754	6,468	10,520	10,677	10,834	10,991	11,907
Average tangible equity (non-GAAP)	115,162	116,433	118,207	115,534	114,391	112,447	109,682
Net (loss) income	(3,417)	3,383	(7,048)	626	31	2,974	3,907
Net (loss) income, annualized	$(3,417)	$3,383	$(27,962)	$2,511	$124	$11,831	$15,543
Return on average tangible common equity (non-GAAP) [1]	-2.97%	2.91%	-23.66%	2.17%	0.11%	10.52%	14.17%
Revenue, pre-tax, pre-provision net income, and efficiency ratio:
Net interest income	$44,335	$40,989	$10,510	$11,600	$10,814	$11,411	$10,377
Total noninterest income	2,495	9,561	1,313	1,503	(1,518)	1,197	4,906
Net realized (losses) gains on sales and redemptions of investment securities	(23)	(71)	(3)	(12)	-	(8)	249
Gains on sales of loans and foreclosed real estate	402	187	133	121	83	65	39
Fair value adjustment to loans held-for-sale [2]	(3,462)	-	(398)	-	(3,064)	-	-
(Loss) gain on asset sale	(115)	3,169	(115)	-	-	-	3,169
Revenue (non-GAAP) [3]	50,028	47,265	12,206	12,994	12,277	12,551	11,826
Total non-interest expense	34,581	34,417	9,150	8,937	8,061	8,433	8,544
Pre-tax, pre-provision net income (non-GAAP) [4]	$15,447	$12,848	$3,056	$4,057	$4,216	$4,118	$3,282
Efficiency ratio (non-GAAP) [5]	69.12%	72.82%	74.96%	68.78%	65.66%	67.19%	72.25%

1 Return on average tangible common equity equals annualized net income (loss) divided by average tangible equity

2 The loss reflects a valuation adjustment “Lower-of-cost-or-market" adjustment on loans held for sale to the estimated market value based on sale negotiation terms.

3 Revenue equals net interest income plus total noninterest income less net realized gains or losses on sales and redemptions of investment securities, sales of loans and foreclosed real estate, and gains/(losses) on sales of assets

4 Pre-tax, pre-provision net income equals revenue less total non-interest expense

5 Efficiency ratio equals noninterest expense divided by revenue

The above information is unaudited and preliminary based on the Company's data available at the time of presentation.